Exhibit 99.1

Press contact: Trinseo Donna St.Germain Tel: +1-610-240-3307 Email:stgermain@trinseo.com	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@trinseo.com

Trinseo Announces Pricing of Senior Notes to Refinance

Existing Indebtedness

BERWYN, Pa – April 23, 2015 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber, today announced the pricing of an offering of $700 million equivalent in gross proceeds of senior notes consisting of $300 million senior notes due 2022 (the “Dollar Notes”) and €375 million senior notes due 2022 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”) by its subsidiaries Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (together, the “Issuers”). The net proceeds from the Notes offering, together with approximately $500 million of term loan borrowings expected to be available under the Issuers’ new senior secured credit facility and available cash, will be used to repay all outstanding indebtedness under the Issuers’ 8.750% Senior Secured Notes due 2019.

The Dollar Notes will bear interest at a rate of 6.750% and the Euro Notes will bear interest at a rate of 6.375%. The Issuer will pay interest semi-annually in arrears on the Notes on May 1 and November 1 of each year beginning on November 1, 2015. The Notes will mature on May 1, 2022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable state securities laws. The senior notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act.

About Trinseo

Trinseo is a leading global materials company and manufacturer of plastics, latex and rubber, dedicated to collaborating with customers to deliver innovative and sustainable solutions. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Trinseo had approximately $5.1 billion in net sales in 2014, with 19 production sites around the world, and approximately 2,100 employees. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

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Note on Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These forward-looking statements involve a number of risks, uncertainties, and other factors including the failure to consummate the notes offering or the new senior secured credit facility and potential changes in market conditions that could cause actual results to differ materially from those expressed or implied by such statement. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties that we face.